Exhibit 99.1

                                                                                                                                         Contacts:      Ben Moreland, CFO
                                Jay Brown, Treasurer
                                Crown Castle International Corp.
FOR IMMEDIATE RELEASE                                                                    713-570-3000

CROWN CASTLE ANNOUNCES PRICING ON SECONDARY COMMON STOCK OFFERING BY SELLING STOCKHOLDERS

June 28, 2007 – HOUSTON, TEXAS– Crown Castle International Corp. (NYSE: CCI) today announced the pricing of the previously announced secondary offering of 36,389,617 shares of its common stock at $35.83 per share. All of the shares are being sold by funds managed by affiliates of Fortress Investment Group LLC, Greenhill Capital Partners, LLC and certain of its affiliated investment funds, and certain investment funds affiliated with Abrams Capital, LLC. Crown Castle will not receive any proceeds from the sale of its common stock by such selling stockholders.

The offering is being made only by means of a prospectus and related prospectus supplement. An effective registration statement (and related prospectus) is on file with the Securities and Exchange Commission (“SEC”) and a copy of the prospectus supplement, together with the prospectus, will be available on the SEC’s website, www.sec.gov. Morgan Stanley & Co. Incorporated is the sole book runner of the offering. Allen & Company LLC and Bank of America Securities LLC are serving as co-managers of the offering. The prospectus supplement and the accompanying prospectus may also be obtained by contacting Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, 866-718-1649, or by e-mail at prospectus@morganstanley.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 91 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and over 1,400 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit http://www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. Such forward-looking information includes statements regarding the secondary offering. Furthermore, the closing of the offering is subject to several conditions to closing, which have not yet been satisfied. Although the management of Crown Castle believes that the expectations reflected in its forward-looking statements are reasonable, Crown Castle can give no assurance that those expectations will prove to have been correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  More information about potential risk factors that could affect the results of Crown Castle is included in Crown Castle’s filings with the SEC.

SOURCE: Crown Castle International Corp.